January 31, 2007

Mr. Carl Ager
Vice President & Treasurer
Searchlight Minerals Corp.
2441 W. Horizon Ridge Pkwy
Suite #120
Henderson, NV
89052

Dear Carl:

Re: Engagement Letter - US$4 million Unit Offering

Further to our discussions, Zuri Invest Limited ("Zuri") is pleased to outline the terms of an agreement pursuant to which we would be engaged by Searchlight Minerals Corp. (the "Corporation"), to act as agent (the "Agent") for the private placement of up to US$4 million in units ("Units") at a price of US$3.00 per Unit. Each Unit shall consist of one common share and one-half of one Warrant (defined below) (the "Offering").

Although this is a best efforts offering, the sections entitled "Fees and Expenses" and "Indemnity" below are binding obligations of all parties hereto immediately after this engagement letter has been executed and delivered by all parties, regardless of whether the Offering is completed.

Issuer: Searchlight Minerals Corp.

Agent: Zuri shall be the Agent and such other agents as mutually determined by Searchlight and Zuri.

Nature of the Offering: Reasonable best efforts.

Offering: Up to 1,333,333 Units, each Unit convertible into one share of the Corporation's common stock (each a "Common Share") and one-half of one Common Share Purchase Warrant (each whole warrant a "Warrant") for no additional consideration, with each Warrant exercisable into one Common Share for a period of 24 months from the date of issuance thereof at a price of US$4.50.

Warrant Call Provision: If at any time during the term of any Warrant the value of the Corporation's common stock for each of 20 consecutive trading days on the OTC Bulletin Board exceeds $6.50 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then the Corporation may, within one trading day of the end of* such period, call for cancellation of all or any portion of the Warrant for which a notice of exercise has not yet been delivered to the Corporation.
End of European trading day following the U.S. tr. day provided the shares are not restricted.

[initials] CA

Size: Up to US$4,000,000

Price: $3.00 per Unit

Use of Proceeds: The proceeds will be used to fund property acquisitions, exploration and/or development activities and to provide general working capital.

Offering Jurisdictions: Europe or such other jurisdictions as Zuri may designate subject to notifying Searchlight not less than 3 business days prior to the Closing Date (the "Offering Jurisdictions").

Closing Date: On or about February 9, 2007, or such other date mutually agreed upon by the Corporation and the Agent.

Commission: A cash payment equal to 7% of the gross proceeds of the Offering.

Qualifications of Securities Distributed: No prospectus will be filed to qualify the offering in the Offering Jurisdictions; a Registration Statement will be filed in accordance with Form SB-2 under the Securities Act of 1933 to register the securities underlying the Units, and until cleared by the Securities and Exchange Commission, the Units and the securities underlying the Units will be subject to a hold period.

Broker's Warrants: As additional compensation in connection with the Offering, the Corporation will grant to the Agent, Broker's Warrants exercisable into Common Shares for no further consideration, equal in number to 3% of the number of Units sold. The Broker's Warrants will be exercisable at a price of US$4.50 for a period of 24 months from Closing.

Fees and Expenses: The Corporation will be responsible for the expenses associated with the Offering, including printing costs, filing fees, sponsorship fees (if applicable), legal, accounting and out-of-pocket expenses of the Agent. For greater certainty, the Corporation will pay the Agent's expenses related to the Offering, including the reasonable fees and disbursements of the Agent's legal counsel.

Indemnity: In consideration of the Agent entering into this engagement letter, the Corporation shall indemnify the Agent in accordance with the terms of Schedule "A" hereto, which schedule forms part of this engagement letter. This indemnity shall be in addition to, and not in substitution of, any other liabilities the Corporation may have to the Agent or either of them. The indemnity will apply to all services provided by the Agent in connection with, or otherwise related to, the Offering.

The above Offering is subject, but not limited to the completion of due diligence to the satisfaction of the Agent and their legal counsel.

We would ask that if the foregoing is in accordance with your understanding and is agreed to by yourself, that you kindly confirm your acceptance by signing the enclosed copy and returning the same to the undersigned's attention as soon as possible.

Yours very truly,

ZURI INVEST LIMITED

Per: Andrew Michaels
President

Agreed and accepted this 28 day of Feb, 2007.

SEARCHLIGHT MINERALS CORP.

Per: Carl Ager
Vice President & Treasurer